Exhibit T3A.8(c)

State of Delaware Secretary of State Division of Corporations Delivered 07:03 PM 03/09/2020 FILED 07:03 PM 03/09/2020 SR 20202019679 - File Number 6992347

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: IP SPECIAL HOLDINGS, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. Name of Limited Liability Company: GPU One Holdings, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of March, A.D. 2020.

By:	/s/ Bill Humes
Authorized Person(s)

Name: Bill Humes, CFO of Core Scientific, Inc., its Managing Member Print or Type